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As independent public accountants, we hereby consent to the use of our report dated March 15, 1996 on the consolidated financial statements of Amedisys, Inc. as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 (and to all references to our firm) included in this Form S-1 Registration Statement of Complete Management, Inc. covering the registration of $28,750,000 of 6.5 to 8.0% convertible subordinated debentures due 2003 and 3,450,000 common shares.

Hannis T. Bourgesis & Co., LLP
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Hannis T. Bourgesis & Co., LLP

Baton Rouge, Louisiana
November 1, 1996